Exhibit 99.1

THE TILE SHOP REPORTS Third Quarter 2021 RESULTS

MINNEAPOLIS – November 4, 2021 – Tile Shop Holdings, Inc. (Nasdaq: TTSH) (the “Company”), a specialty retailer of natural stone and man-made tiles, setting and maintenance materials, and related accessories, today announced results for its third quarter ended September 30, 2021.

Third Quarter Summary

Net Sales Increased 13.2%

Comparable Store Sales Increased 12.8%

Gross Margin of 68.2%

Net income of $2.2 Million; Adjusted EBITDA of $10.4 Million

Diluted Earnings per Share $0.04

Management Commentary – Cabell Lolmaugh, CEO

“Our net sales results represent the highest level of third quarter revenue in our company history. While we’re pleased with the overall sales results, we are seeing an increase in the cost to purchase products from our suppliers as well as the cost to ship inventory from our suppliers to our distribution centers. We have and will continue to take steps to protect our gross margin. In addition, our selling, general and administrative costs have increased as we take steps to fund initiatives that position us for growth. We’re excited to see the results that we’ve been able to generate to date and believe that these investments will position us for continued growth in the future.”

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(unaudited, dollars in thousands, except per share data)	2021	2020	2021	2020
Net sales	$92,240	$81,492	$280,517	$243,501
Net sales (decline) growth(1)	13.2%	(5.2)%	15.2%	(7.0)%
Comparable store sales (decline) growth(2)	12.8%	(6.5)%	14.9%	(8.3)%
Gross margin rate	68.2%	67.9%	69.0%	68.0%
Income from operations as a % of net sales	3.4%	3.6%	6.3%	1.5%
Net income	$2,175	$1,914	$12,966	$4,656
Net income per diluted share	$0.04	$0.04	$0.25	$0.09
Adjusted EBITDA	$10,407	$11,124	$40,487	$29,110
Adjusted EBITDA as a % of net sales	11.3%	13.7%	14.4%	12.0%
Number of stores open at the end of period	143	142	143	142

(1)	As compared to the prior year period.
(2)	The comparable store sales operating metric is the percentage change in sales of comparable stores period over period. A store is considered comparable on the first day of the 13th full month of operation. When a store is relocated, it is excluded from the comparable store sales calculation. Comparable store sales includes total charges to customers less any actual returns. The Company includes the change in allowance for anticipated sales returns applicable to comparable stores in the comparable store sales calculation. Comparable store sales data reported by other companies may be prepared on a different basis and therefore may not be useful for purposes of comparing the Company’s results to those of other businesses. Company management believes the comparable store sales operating metric provides useful information to both management and investors to evaluate the Company’s performance, the effectiveness of its strategy and its competitive position.

third QUARTER 2021

Net Sales

Net sales for the third quarter of 2021 increased $10.7 million, or 13.2%, compared with the third quarter of 2020. The sales results during the three months ended September 30, 2020 were adversely impacted by the ongoing COVID-19 pandemic, which resulted in reduced store hours, lower levels of traffic and an overall decrease in sales. Over the last 12 months, we have seen improved sales due to strong demand for home improvement products, which, combined with the execution of the Company’s strategy and an improvement in average ticket have contributed to a 12.8% increase in sales at comparable stores during the three months ended September 30, 2021.

Gross Profit

Gross profit for the third quarter of 2021 increased $7.6 million, or 13.8%, compared with the third quarter of 2020, primarily due to the increase in sales. The gross margin rate was 68.2% and 67.9% for the three months ended September 30, 2021 and 2020, respectively. The increase in gross margin rate was primarily driven by better pricing and an improvement in customer delivery collection rates, partially offset by increased costs for our products during the three months ended September 30, 2021 compared to the three months ended September 30, 2020.

Selling, General and Administrative Expenses

Selling, general, and administrative expenses for the third quarter of 2021 increased $7.4 million, or 14.1%, compared with the third quarter of 2020. The increase in selling, general and administrative expenses was largely attributable to an increase in expenses as the Company has resumed normal business operations and included a $1.7 million increase in staffing costs, $0.5 million increase in marketing expenses, a $0.4 million increase in travel expenses, a $0.4 million increase in store maintenance expenses and a $0.3 million increase in recruiting expenses. Additionally, variable compensation costs increased by $1.1 million and technology consulting costs increased by $0.7 million. The increase in selling, general and administrative expenses during the three months ended September 30, 2021 also included $0.7 million related to asset impairment.

Provision for Income Taxes

The provision for income taxes for the third quarter of 2021 increased $0.1 million compared with the third quarter of 2020. The increase in the provision for income tax was largely due to the increase in income before taxes. Our effective tax rate for the three months ended September 30, 2021 and 2020 was 26.4% and 28.1%, respectively.

Inventory

Inventory increased $7.8 million from $68.9 million at the end of the second quarter of 2021 to $76.7 million at the end of the third quarter.

SPECIAL DIVIDEND

The Board of Directors has declared a special dividend of $0.65 per common share. The dividend is payable on December 3, 2021 to shareholders of record at the close of business on November 19, 2021.

NON-GAAP INFORMATION

Adjusted EBITDA

Adjusted EBITDA for the third quarter of 2021 was $10.4 million compared with $11.1 million for the third quarter of 2020. See the table below for a reconciliation of GAAP net income to Adjusted EBITDA.

	Three Months Ended
	September 30,
($ in thousands, unaudited)	2021	% of net sales	2020	% of net sales(1)
GAAP net income	$2,175	2.4%	$1,914	2.3%
Interest expense	204	0.2	239	0.3
Provision (benefit) for income taxes	779	0.8	748	0.9
Depreciation and amortization	6,689	7.3	7,656	9.4
Stock-based compensation	560	0.6	567	0.7
Adjusted EBITDA	$10,407	11.3%	$11,124	13.7%

	Nine Months Ended
	September 30,
($ in thousands, unaudited)	2021	% of net sales(1)	2020	% of net sales(1)
GAAP net income	$12,966	4.6%	$4,656	1.9%
Interest expense	517	0.2	1,646	0.7
Provision (benefit) for income taxes	4,197	1.5	(2,601)	(1.1)
Depreciation and amortization	20,948	7.5	23,738	9.7
Stock-based compensation	1,859	0.7	1,671	0.7
Adjusted EBITDA	$40,487	14.4%	$29,110	12.0%

(1) Amounts do not foot due to rounding.

Pretax Return on Capital Employed

Pretax Return on Capital Employed was 13.9% for the trailing four quarters as of the end of the third quarter in 2021 compared to (0.4)% for the trailing twelve months as of the end of the third quarter in 2020. See the Pretax Return on Capital Employed calculation in the table below.

	September 30,
($ in thousands, unaudited)	2021(1)	2020(1)
Income (loss) from Operations (trailing twelve months)	$20,355	$(712)

Total Assets	353,491	378,380
Less: Accounts payable	(16,909)	(15,605)
Less: Income tax payable	(222)	(110)
Less: Other accrued liabilities	(40,322)	(35,986)
Less: Lease liability	(144,787)	(154,962)
Less: Other long-term liabilities	(4,511)	(4,185)
Capital Employed	146,740	167,532

Pretax Return on Capital Employed	13.9%	(0.4)%

(1) Income statement accounts represent the activity for the trailing twelve months ended as of each of the balance sheet dates. Balance sheet accounts represent the average account balance for the four quarters ended as of each of the balance sheet dates.

Non-GAAP Financial Measures

The Company calculates Adjusted EBITDA by taking net income calculated in accordance with GAAP, and adjusting for interest expense, income taxes, depreciation and amortization, and stock-based compensation expense. Adjusted EBITDA margin is equal to Adjusted EBITDA divided by net sales. The Company calculates Pretax Return on Capital Employed by taking income (loss) from operations divided by capital employed. Capital employed equals total assets less accounts payable, income taxes payable, other accrued liabilities, lease liability and other long-term liabilities. Other companies may calculate both Adjusted EBITDA and Pretax Return on Capital Employed differently, limiting the usefulness of these measures for comparative purposes.

The Company believes that these non-GAAP measures of financial results provide useful information to management and investors regarding certain financial and business trends relating to the Company’s financial condition and results of operations. Company management uses these non-GAAP measures to compare Company performance to that of prior periods for trend analyses, for purposes of determining management incentive compensation, for budgeting and planning purposes and for assessing the effectiveness of capital allocation over time. These measures are used in monthly financial reports prepared for management and the Board of Directors. The Company believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing the Company’s financial measures with other specialty retailers, many of which present similar non-GAAP financial measures to investors.

Company management does not consider these non-GAAP measures in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitations of these non-GAAP financial measures are that they exclude significant expenses and income that are required by GAAP to be recognized in the Company’s consolidated financial statements. In addition, they are subject to inherent limitations as they reflect the exercise of judgments by management about which expenses and income are excluded or included in determining these non-GAAP financial measures. In order to compensate for these limitations, management presents non-GAAP financial measures in connection with GAAP results. The Company urges investors to review the reconciliation of these non-GAAP financial measures to the comparable GAAP financial measures and not to rely on any single financial measure to evaluate the business.

IMPACT OF THE COVID-19 PANDEMIC

In March 2020, the World Health Organization declared the COVID-19 outbreak a global pandemic. COVID-19 has negatively impacted public health and the global economy, disrupted global supply chains, and created volatility in financial markets. The continuing implications of COVID-19 on the Company remain uncertain and will depend on certain future developments, including the duration, scope and severity of the pandemic and the effects of new variants of COVID-19, some of which may be more virulent or transmissible than the initial strain; its impact on the Company’s employees, customers and suppliers; the range and timing of government mandated restrictions and other measures, including the reimplementation of previously lifted measures or imposition of new measures and the potential impact of the proposed federal vaccination mandate on the Company’s labor supply and future results of operations; and the success of the deployment and widespread adoption of approved COVID-19 vaccines and their effectiveness against new variants of COVID-19. This uncertainty could have a material impact on the accounting estimates and assumptions utilized to prepare the Company’s consolidated financial statements in future reporting periods, which could result in a material adverse impact on the Company’s financial position, results of operations and cash flows.

The COVID-19 pandemic had a significant impact on the Company’s operations during 2020. For instance, the Company experienced a sharp decline in traffic toward the end of the first quarter of 2020 following the onset of COVID-19 in the United States. In response, the Company took steps to reduce selling, general and administrative (sometimes referred to as “SG&A”) expenses by eliminating a portion of its workforce, reducing store hours, curtailing advertising spending, reducing the number of replenishment trucks sent from the Company’s distribution centers to its stores and limiting other SG&A spending when possible. As state and local governments started lifting restrictions toward the end of the second quarter of 2020, the Company saw an improvement in traffic and sales trends. Throughout the remainder of 2020, the Company took a cautious approach to investing in activities that would increase its SG&A expenses, which included operating its stores at a reduced hours schedule compared to the prior year.

The pandemic has had a significant impact on the Company’s supply chain. During the third quarter of 2021, the Company continued to experience elevated levels of product shortages, which were partially due to vendor production delays and global shipping capacity constraints resulting, in part, from the impact of COVID-19. The Company continues to actively work with its vendors to secure delivery of backordered product. Additionally, many of the Company’s vendors have begun to communicate price increases in response to inflationary cost pressure, which, combined with escalated international shipping rates, is resulting in an increase in the cost of the Company’s inventory and corresponding pressure on its gross margin rates. In response to this cost pressure, the Company has adjusted, and plans to continue to adjust, its pricing.

On September 9, 2021, President Biden announced a proposed new rule that would require all employers with at least 100 employees to ensure that their employees are fully vaccinated or require unvaccinated workers to obtain a negative test at least once a week. The Department of Labor’s Occupational Safety and Health Administration (“OSHA”) is currently drafting an emergency regulation to carry out this mandate. It is not currently possible to predict with any certainty the exact impact of the proposed new regulation. As a company with more than 100 employees, the Company will be required to mandate COVID-19 vaccination of its workforce or require its unvaccinated employees to be tested weekly. This mandate, when issued, could result in employee attrition and difficulty satisfying future labor needs and may have an adverse effect on future profit margins. The Company remains steadfast in its commitment to taking actions to ensure the safety of its labor force.

While the Company is cautiously optimistic with the current business trend and the progress made distributing COVID-19 vaccinations in recent months, the continued sporadic outbreaks of COVID-19 cases occurring globally, as well as the ongoing spread of new COVID-19 variants, could have a negative impact on the Company. Specifically, the Company could be adversely impacted by limitations on its employees to perform their work due to illness caused by the pandemic or local, state or federal orders requiring stores to close or employees to remain home; labor shortages resulting from various factors, including mandatory vaccination requirements; limitations of carriers to deliver the Company’s products to customers; product shortages; limitations on the ability of the Company’s customers to conduct their business and purchase the Company’s products and services; and limitations on the ability of the Company’s customers to pay us in a timely manner. These events could have a material adverse effect on the Company’s results of operations, cash flows and liquidity. In addition, even after the COVID-19 pandemic has subsided, the Company may continue to experience adverse impacts to its business as a result of the economic impact of the pandemic.

WEBCAST AND CONFERENCE CALL

As announced on October 28, 2021, the Company will host a conference call via webcast for investors and other interested parties beginning at 9:00 Eastern Time on Thursday, November 4, 2021. The call will be hosted by Cabell Lolmaugh, CEO, Nancy DiMattia, CFO, and Mark Davis, Vice President of Investor Relations and Chief Accounting Officer.

Participants may access the webcast by visiting the Company’s Investor Relations page at www.tileshop.com. The call can also be accessed by dialing (844) 421-0597 or (716) 247-5787 for international participants. A webcast replay of the call will be available on the Company’s Investor Relations page at www.tileshop.com.

The Company intends to use its website, investors.tileshop.com, as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Such disclosures will be included on the Company’s website under the heading News and Events. Accordingly, investors should monitor such portions of the Company’s website, in addition to following its press releases, Securities and Exchange Commission filings and public conference calls and webcasts.

Contact:

Investors and Media:

Mark Davis

763-852-2978

mark.davis@tileshop.com

ABOUT THE TILE SHOP

Tile Shop Holdings, Inc. (Nasdaq: TTSH), is a leading specialty retailer of natural stone and man-made tiles, setting and maintenance materials, and related accessories in the United States. The Tile Shop offers a wide selection of high-quality products, exclusive designs, knowledgeable staff and exceptional customer service in an extensive showroom environment. The Tile Shop currently operates 143 stores in 31 states and the District of Columbia.

The Tile Shop is a proud member of the American Society of Interior Designers (ASID), National Association of Homebuilders (NAHB), National Kitchen and Bath Association (NKBA), and the National Tile Contractors Association (NTCA). Visit www.tileshop.com. Join The Tile Shop (#thetileshop) on Facebook, Instagram, Pinterest and Twitter.

FORWARD LOOKING STATEMENTS

This press release includes “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward looking statements include any statements regarding the Company’s strategic and operational plan and expected financial performance and any statements with respect to dividends and timing, methods and payment of same. Forward looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward looking statements are based on information available at the time such statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward looking statements, including but not limited to unforeseen events that may affect the retail market or the performance of the Company’s stores. Many of the Company’s risks have been, and may further be, exacerbated by the COVID-19 pandemic. The Company does not intend, and undertakes no duty, to update this information to reflect future events or circumstances. Investors are referred to the most recent reports filed with the Securities and Exchange Commission by the Company.

Tile Shop Holdings, Inc. and Subsidiaries

Consolidated Balance Sheets

($ in thousands, except share data)

	(Unaudited)	(Audited)
	September 30,	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$44,264	$9,617
Restricted cash	655	655
Receivables, net	3,331	2,975
Inventories	76,697	74,296
Income tax receivable	8,580	8,116
Other current assets, net	8,084	8,995
Total Current Assets	141,611	104,654
Property, plant and equipment, net	86,897	99,035
Right of use asset	125,258	132,374
Deferred tax assets	6,177	5,341
Other assets	921	1,286
Total Assets	$360,864	$342,690

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$19,450	$15,382
Income tax payable	502	93
Current portion of lease liability	27,315	27,223
Other accrued liabilities	41,208	34,106
Total Current Liabilities	88,475	76,804
Long-term debt, net	-	-
Long-term lease liability, net	114,261	122,678
Other long-term liabilities	5,050	4,146
Total Liabilities	207,786	203,628

Stockholders’ Equity:
Common stock, par value $0.0001; authorized: 100,000,000 shares; issued and outstanding: 51,984,269 and 51,701,080 shares, respectively	5	5
Preferred stock, par value $0.0001; authorized: 10,000,000 shares; issued and outstanding: 0 shares	-	-
Additional paid-in capital	159,594	158,556
Accumulated deficit	(6,521)	(19,487)
Accumulated other comprehensive loss	-	(12)
Total Stockholders' Equity	153,078	139,062
Total Liabilities and Stockholders' Equity	$360,864	$342,690

Tile Shop Holdings, Inc. and Subsidiaries

Consolidated Statements of Operations

($ in thousands, except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Net sales	$92,240	$81,492	$280,517	$243,501
Cost of sales	29,291	26,188	86,957	77,828
Gross profit	62,949	55,304	193,560	165,673
Selling, general and administrative expenses	59,791	52,403	175,880	161,972
Income from operations	3,158	2,901	17,680	3,701
Interest expense	(204)	(239)	(517)	(1,646)
Income before income taxes	2,954	2,662	17,163	2,055
(Provision) benefit for income taxes	(779)	(748)	(4,197)	2,601
Net income	$2,175	$1,914	$12,966	$4,656

Income per common share:
Basic	$0.04	$0.04	$0.26	$0.09
Diluted	$0.04	$0.04	$0.25	$0.09

Weighted average shares outstanding:
Basic	50,545,761	50,009,000	50,305,455	49,926,083
Diluted	51,384,034	50,687,558	51,069,853	50,321,146

Tile Shop Holdings, Inc. and Subsidiaries

Rate Analysis

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Gross margin rate	68.2%	67.9%	69.0%	68.0%
SG&A expense rate	64.8%	64.3%	62.7%	66.5%
Income from operations margin rate	3.4%	3.6%	6.3%	1.5%
Adjusted EBITDA margin rate	11.3%	13.7%	14.4%	12.0%

Tile Shop Holdings, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

($ in thousands)

(Unaudited)

	Nine Months Ended
	September 30,
	2021	2020
Cash Flows From Operating Activities
Net income	$12,966	$4,656
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	20,948	23,738
Amortization of debt issuance costs	227	398
Loss on disposals of property, plant and equipment	14	-
Impairment charges	720	2,155
Non-cash lease expense	18,605	17,895
Stock based compensation	1,859	1,671
Deferred income taxes	(836)	741
Changes in operating assets and liabilities:
Receivables	(356)	70
Inventories	(2,401)	24,666
Other current assets, net	1,051	(1,953)
Accounts payable	4,304	(2,677)
Income tax receivable / payable	(56)	(4,576)
Accrued expenses and other liabilities	(12,655)	(9,437)
Net cash provided by operating activities	44,390	57,347
Cash Flows From Investing Activities
Purchases of property, plant and equipment	(8,933)	(1,315)
Net cash used in investing activities	(8,933)	(1,315)
Cash Flows From Financing Activities
Payments of long-term debt and financing lease obligations	-	(120,262)
Advances on line of credit	-	64,100
Employee taxes paid for shares withheld	(821)	(116)
Net cash used in financing activities	(821)	(56,278)
Effect of exchange rate changes on cash	11	23
Net change in cash, cash equivalents and restricted cash	34,647	(223)
Cash, cash equivalents and restricted cash beginning of period	10,272	9,919
Cash, cash equivalents and restricted cash end of period	$44,919	$9,696

Cash and cash equivalents	$44,264	$8,961
Restricted cash	655	735
Cash, cash equivalents and restricted cash end of period	$44,919	$9,696

Supplemental disclosure of cash flow information
Purchases of property, plant and equipment included in accounts payable and accrued expenses	$237	$8
Cash paid for interest	565	1,797
Cash paid for income taxes, net	5,088	1,208